UNITED STATES

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Xylem Inc.

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1133 Westchester Avenue

Suite N200

White Plains, NY 10604-3543

April 23, 2013

Dear Shareowners:

We appreciate your continued investment and interest in Xylem Inc. We will hold our second Annual Meeting of Shareowners on May 7, 2013. At that meeting, we have submitted for your approval a management proposal to declassify our Board of Directors, which will lead to shareowners electing Xylem directors annually (Proposal 4). The Proxy Statement for the Annual Meeting also includes a shareowner proposal asking that holders of only 10% of our outstanding common stock have the right to call special meetings of shareowners for any purpose at any time (Proposal 5).

You are a valued investor, and I am writing to you because we do not believe that the shareowner proposal as presented is in the best interests of our Company and our shareowners. We therefore ask you to vote “AGAINST” Proposal 5 for the reasons described in the Proxy Statement and discussed below:

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We recently became an independent, publicly traded company. We just completed our first full fiscal year following our spin-off from ITT Corporation on October 31, 2011. We believe that it is in the best interests of Xylem and its shareowners to allow Xylem the opportunity to execute the business strategy underpinning the rationale for the spin-off with a reduced risk of disruption from special interest groups that might have an agenda contrary to the long-term interests of all shareowners.

•

We believe that a 10% threshold for shareowners to call special meetings is not appropriate at Xylem. While we are not opposed to the right of shareowners to call special meetings in certain situations, Proposal 5 would permit a very small group of minority shareowners to use the extraordinary measure of calling a special meeting to serve narrow self-interests that may not be representative of the majority of our shareowners and could prove disruptive to the Company. For example, four shareowners each beneficially owned greater than 5% of our outstanding shares and two shareowners together beneficially owned almost 15% of our outstanding shares as of December 31, 2012.

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We are strongly committed to good governance practices. We have demonstrated and remain committed to adopting and following best practices in corporate governance. We have an independent Chairman of our Board, we do not have a poison pill, and we do not have supermajority voting requirements. In addition, by seeking shareowner approval of a management proposal to declassify our Board, we are being responsive to shareowners who hold the view that annual director elections increase the accountability of directors to shareowners.

For the above reasons, we ask you to vote “AGAINST” Proposal 5 as we do not believe it is in the best interest of our Company and our shareowners. I appreciate you considering this request, and thank you for your support as we continue to build the momentum from our first year as a standalone public company to position Xylem as the world’s trusted leader in solving water.

Sincerely,

Gretchen W. McClain

President and Chief Executive Officer